UNITED  STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2010

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-28025	86-0951473

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Madison Avenue, 15th Floor, New York, NY	10017

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  646-673-8435

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2010, we granted to each of board members Amir Elbaz and Nissan Caspi, 1,200,000 stock options, with one third of the options granted at an exercise price of $0.0243, one third at an exercise price of $0.0304 and one third at an exercise price of $0.0365.  Our board member, Avner Ra'anan was granted an aggregate of 1,800,000 stock options, a third of which will be exercisable at each of these exercise prices indicated above.  Our additional board member, Yuval Ganot was granted an aggregate of 600,000 stock options, a third of which will be exercisable at each of these exercise prices indicated above. All of the foregoing options will vest immediately and shall expire three years after the grant date.

The options were issued pursuant to the exemption from registration under the United States Securities Act of 1933, as amended, provided for by Section 4(2) and/or by Rule 506 of Regulation D promulgated under the 1933 Act.

On January 31, 2010, we granted our CEO, Mr. Asi Shalgi, up to nine million stock options, with three million granted at an exercise price of $0.0243 per share to be vested immediately, three million granted at an exercise price of $0.0304 per share to be vested on January 1, 2011, and three million granted at an exercise price of $0.0365 per share to be vested on January 1, 2012.

The options were issued pursuant to the exemption from registration under the United States Securities Act of 1933, as amended, provided for by Section 4(2) and/or by Rule 506 of Regulation D promulgated under the 1933 Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

GLOBAL ENERGY INC.

By:	/s/ Asi Shalgi
Asi Shalgi
Chief Executive Officer

    Date: February 23, 2010